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                                                                    EXHIBIT 99.1

[GRAPHIC]                                                             [GRAPHIC]
  ASCAP                                                               TOUCHTUNES

                                                                        Contact:
                                                                  Jim Steinblatt
                                                                    212-621-6218
                                                           jsteinblatt@ascap.com
                                                           ---------------------
                                                                   Laurie Hughes
                                                                    615-292-4275
                                                          lhughes@touchtunes.com
                                                          ----------------------

                   ASCAP AND TOUCHTUNES MUSIC REACH AGREEMENT
                   ON LICENSE FOR DIGITAL JUKEBOX PERFORMANCES

ASCAP Senior Vice President of Licensing, Vincent Candilora, and John Perrachon, President and CEO of TouchTunes Music Corporation today jointly announced that ASCAP (The American Society of Composers, Authors and Publishers) has entered into a license agreement with industry leader TouchTunes covering the right to perform all music in the ASCAP repertory on some 7500 TouchTunes digital jukeboxes located in bars, restaurants, and other establishments throughout the U.S.

Under the new agreement, ASCAP will receive detailed performance information on all songs performed on the TouchTunes digital jukeboxes to enable ASCAP to compensate writers and publishers fairly. The license covers machines that are coin-operated (or by debit or credit card) by patrons in establishments that make no direct or indirect charge for admission. The new license agreement covers TouchTunes performances only. Live music performances and those rendered via CD's, streaming of concerts, audio-visual, karaoke, etc., require separate license arrangements. Each TouchTunes digital jukebox will have a screen certifying that it is properly licensed for the performance of music in the ASCAP repertory.

TouchTunes is currently the leading provider of interactive, music-on-demand, digital-downloading jukeboxes to the coin-operated machine industry across the United States. TouchTunes is licensed by the vast majority of music rights owners including Music Labels, Publishers as well as with various artists and bands, which permit the secure transmission, storing and playing of digitized copies of music masters on TouchTunes' central database and throughout its network of digital jukeboxes.

Established in 1914 and this year celebrating its 90th anniversary, ASCAP is the world's largest performing right organization with over 175,000 composer, lyricist and music publisher members. ASCAP's repertory spans the entire spectrum of music -- from pop to symphonic, rock to gospel, Latin to country, to jazz, rhythm and blues, theater, film and television music. ASCAP's Board of Directors is made up solely of writers and publishers elected by the membership.